Exhibit 10.7

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

PLATFORM SERVICES AGREEMENT

-i-

6.5	Equitable Remedies	16
6.6	Confidentiality	16
Article 7	TERM AND TERMINATION	16
7.1	Term	16
7.2	Termination	16
7.3	Notice of Termination	16
7.4	Events Upon Termination or Expiry	16
Article 8	EVENTS OF DEFAULTS	17
8.1	Default by TessPay or the Platform Carrier	17
8.2	Remedies	18
8.3	Remedies Independent	18
Article 9	GENERAL	18
9.1	Notice	18
9.2	Waiver and Amendment	19
9.3	Invalidity	19
9.4	Assignment of Invoices	19
9.5	Assignment of this Agreement	19
9.6	Entire Agreement	19
9.7	Governing Law	19
9.8	Jurisdiction	19
9.9	Waiver of Jury Trial	20
9.10	Enurement and Binding Effect	20
9.11	Survival	20
9.12	Counterparts	20

PLATFORM SERVICES AGREEMENT

THIS PLATFORM AGREEMENT is dated the day            of               20

A M O N G:

TESSPAY, INC., a corporation incorporated under the laws of Delaware, USA, with company registration number 823194114 and having its registered address at 9160 Forum Corporate Parkway, Suite 350, Fort Myers, FL 33905

(“TessPay”)

- and -

, a corporation incorporated

under the laws of                              ,   with company registration

                             number and having its registered address at

(“Platform Carrier”)

WHEREAS the Platform Carrier is in the business of purchasing minutes from telecommunications companies (herein referred to as, “Selling Carriers”) and reselling such minutes to other telecommunications companies (herein referred to as, “Buying Carriers” and collectively with Selling Carriers Third-Party Carriers for the purposes of delivering consumer telecommunication services, with such services referred to herein as “Wholesale Services”;

AND WHEREAS pursuant to its proprietary online platform, TessPay facilitates Wholesale Services, by facilitating the switching and termination of telecommunications traffic and the related financing and settlement of payments in respect of such telecommunications services, as well as providing verification services, to the Platform Carrier and other Third-Party Carriers as more particularly described in Schedule “A” (the “TessPay Platform”);

AND WHEREAS pursuant to the TessPay Platform, the Platform Carrier will be able to enter into Smart Contracts (as defined herein) with Third-Party Carriers and factors providing financing on the TessPay Platform (“Platform Factors”) for the supply of financially secure, efficient, transparent, and cost-effective Wholesale Services;

AND WHEREAS the Platform Carrier wishes to use the TessPay Platform to support the rendering and settlement of Wholesale Services with Third-Party Carriers;

AND WHEREAS pursuant to certain factoring agreements, various Platform Factors have agreed to provide funding to Third-Party Carriers on the TessPay Platform;

AND WHEREAS TessPay Inc., a British Columbia corporation, owns and/or licenses all of the intellectual property related to the TessPay Platform, including all branding in relation thereto and has agreed to grant a licence of such intellectual property to TessPay for the purpose of allowing TessPay to provide the TessPay Platform to the Platform Carrier and for the Platform Carrier to use the TessPay Platform to provide the Wholesale Services and to settle accounts owing to the Platform Carrier in respect of such Wholesale Services;

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AND WHEREAS the Platform Carrier has agreed to pay TessPay certain fees for the use of the TessPay Platform as further described in Section 2.5 hereto (the “Fees”);

AND WHEREAS this Agreement is being entered into by the parties in order to implement the foregoing.

NOW THEREFORE in consideration of the mutual covenants herein contained and other good and valuable consideration (the receipt whereof is hereby acknowledged) the Parties agree with one another as follows:

Article 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions

The following terms, when used in this Agreement or in any of the agreements referred to herein and listed in Section have the following meanings:

(a)	“Accounts Receivable” means the balance of money due to a Selling Carrier for Wholesale services used by a Buying Carrier but not yet paid for by the Buying Carrier;

(b)	“Affiliate” has the meaning set out in the Delaware Code, Title 8, Chapter 1;

(c)	“Agreement” means this agreement, as it may be amended, restated or supplemented from time to time, and all schedules hereto;

(d)	“Business Day” means a weekday, between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time, excluding Saturday, Sunday and all holidays observed in the United States of America;

(e)	“Coordinated Universal Time” means the primary time standard by which the world regulates clocks and time. It is within about 1 second of mean solar time at 0° longitude and is not adjusted for daylight saving time;

(f)	“Confidential Information” of a Party means any and all material and information of a Party or any of its Affiliates (in this definition called the “Disclosing Party”) that has or will come into the possession or knowledge of the other Party or any of its Affiliates (in this definition called the “Recipient”) in connection with or as a result of entering into this Agreement including information concerning the Disclosing Party’s past, present and future customers, suppliers, technology and business. For the purposes of this definition, “information” and “material includes know-how, data, patents, copyrights, trade secrets, processes, techniques, programs, designs, formulae, marketing, advertising, financial, commercial, sales or programming materials, written materials, compositions, drawings, diagrams, computer programs, studies, work in progress, visual demonstrations, ideas, concepts and other data, in oral, written, graphic, electronic, or any other form or medium whatsoever. Notwithstanding the foregoing, Confidential Information does not include the following information:

(i)	information that is in the public domain when it is received by or becomes known to the Recipient or that subsequently enters the public domain through no fault of the Recipient (but only after it enters the public domain);

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(ii)	information that is already known to the Recipient at the time of its disclosure to the Recipient by the Disclosing Party and is not the subject of an obligation of confidence of any kind;

(iii)	information that is independently developed by the Recipient without any use of or reference to the Confidential Information of the Disclosing Party where such independent development can be established by evidence that would be acceptable to a court of competent jurisdiction; and

(iv)	information that is received by the Recipient in good faith without an obligation of confidence of any kind from a third-party who the Recipient had no reason to believe was not lawfully in possession of such information free of any obligation of confidence of any kind, but only until the Recipient subsequently comes to have reason to believe that such information was subject to an obligation of confidence of any kind when originally received;

(g)	“Default” means an event set out in Article 8;

(h)	“Disclosing Party” has the meaning set out in the definition of Confidential Information herein;

(i)	“Dispute” has the meaning set out in Section 6.1;

(j)	“Event of Default” means a Default, the notice and cure periods (if any) respecting which have expired.

(k)	“Factor” or “Platform Factor” means either TessPay Finance as a factor (TessPay Finance Inc., a corporation incorporated under the laws of Delaware, USA, or TessPay CH AG, a corporation incorporated under the laws of Switzerland, or TessPay Limited, a corporation incorporated under the laws of the United Kingdom), or a 3rd party Factor, providing financing to Selling Carriers by purchasing the invoices issued to Buying Carriers from Selling Carriers to support the Accounts Receivable from a creditworthy Buying Carrier;

(l)	“Force Majeure Event” has the meaning set out in Section 5.8;

(m)	“Initial Term” has the meaning set out in Section 7.1;

(n)	“Intellectual Property Rights” means:

(i)	any and all proprietary rights provided under:

(A)	patent law;

(B)	copyright law;

(C)	trade mark law;

(D)	design patent or industrial design law; or

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(E)	any other statutory provision or common law principle applicable, including trade secret law that may provide a right in ideas, formulae, algorithms, concepts, inventions or know-how generally, or in the expression or use of such ideas, formulae, algorithms, concepts, inventions or know-how and any rights of publicity or privacy, wheresoever any such right may arise; and

(ii)	any and all applications, registrations, licences, sublicences, agreements or any other evidence of a right in any of the foregoing;

(o)	“Maintenance” means upgrading the TessPay Platform and any software related to same from time to time, providing bug fixes, work-arounds, patches and error corrections for the TessPay Platform and, generally, ensuring that the TessPay Platform functions in accordance with the requirements of this Agreement;

(p)	“Marks” means a Party’s trademarks, trade names, design marks, domain names, uniform resource locators, service marks, logos and/or brand names;

(q)	“Origination Smart Contract” means a Smart Contract for which the Buying Carrier is sending traffic from a non-TessPay IP address;

(r)	“Parties” means all the parties to this Agreement and “Party” means one of them (as the context indicates);

(s)	“Person” means any individual, firm, corporation, governmental authority or other entity;

(t)	“Platform Carrier” has the meaning set out in the recitals to this Agreement;

(u)	“Recipient” has the meaning set out in the definition of Confidential Information;

(v)	“Renewal Term” has the meaning set out in Section 7.1;

(w)	“Smart Contracts” means any electronic self-executing arrangements entered into by the Platform Carrier and a Third-Party Carrier or a Platform Factor for the distribution, and settlement and financing (if applicable) of Wholesale Services, as hosted on the TessPay Blockchain and “Smart Contract” means one of them;

(x)	“Smart Contract Carrier Services Agreement” means a Smart Contract Carrier Services Agreements between the Platform Carrier and a Third-Party Carrier;

(y)	“Term” has the meaning set out in Section 7.1;

(z)	“TessPay Blockchain” means the private permissioned blockchain system developed by TessPay pursuant to which Wholesale Services and Smart Contract obligations and terms are completed and recorded;

(aa)	“TessPay IP Address” means any internet protocol address advertised in border gateway protocol as belonging to TessPay;

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(bb)	“TessPay Platform” has the meaning set forth in the recitals to this Agreement and is further described in Schedule “A” hereto;

(cc)	“TessPay Switch” means TessPay’s voice over internet protocol hardware and software permitting the exchange of Wholesale Services between the Platform Carrier and Third- Party Carriers and the TessPay Platform in respect of interconnected or interchanged traffic;

(dd)	“Third-Party Carrier” has the meaning set out in the recitals to this Agreement; and

(ee)	“Wholesale Services” has the meaning set out in the recitals to this Agreement.

The Recitals in this Agreement form an integral part of this Agreement and are intended to assist in the interpretation of this Agreement and any attached Schedules.

The Schedules to this Agreement form an integral part of this Agreement unless otherwise specified therein, and references to a Schedule are intended by the Parties to refer to the relevant Schedule as it is modified from time to time with the mutual consent of the Parties.

1.2 Certain Phrases, etc.

In this Agreement (i) (a) the words “including” and “includes” mean including (or includes) without “limitation” and (b) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”, and (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

1.3 Conflicts, Etc.

If there are conflicts or inconsistencies among this Agreement, the Schedules hereto, or any Smart Contracts entered into in connection with the TessPay Platform and in connection with this Agreement, the terms of the Smart Contract shall prevail.

1.4 Currency

All amounts expressed in this Agreement or any of the Smart Contracts refer to United States Dollars, or Euros, as the case may be.

1.5 Schedules

The following schedules form part of this Agreement:

Schedule A	TessPay Platform

Schedule B	Fees

Schedule C	TessPay Depository

Article 2

USE OF TESSPAY PLATFORM

2.1 Intent of Agreement

Pursuant to the terms and conditions set forth herein, TessPay hereby grants a license to Platform Carrier to use the TessPay Platform solely for the purpose of purchasing or providing Wholesale Services by means of the TessPay Platform, by:

(a)	securing interchange facilities;

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(b)	facilitating the execution of a Smart Contract between the Platform Carrier and a Third- Party Carrier and/or a Platform Factor on the TessPay Platform;

(c)	securing funding from a Platform Factor in connection with the provision and financing of Wholesale Services;

(d)	call settlement in respect of each Smart Contract; and

(e)	such other legitimate actions as are enabled by the functionality of the TessPay Platform.

2.2 TessPay Platform

The services provided pursuant to the TessPay Platform shall include the services described in Schedule “A” to this Agreement.

2.3 Use of TessPay Platform by the Platform Carrier

The use of the TessPay Platform and the entering into of a Smart Contract between the Platform Carrier and a Third-Party Carrier or a Platform Factor shall be effected in accordance with the steps set out in this Section 2.3.

(a)	Creating and Amending a Platform Carrier Profile. The Platform Carrier shall input such information as is required for the purposes of creating a profile on the TessPay Platform, including, but not limited to: name, address, email addresses, phone numbers, corporate status, beneficial owners, bank accounts, and IP addresses (i.e., for ingress or egress to the TessPay Switch as required).

(b)	Platform Carrier Administrators. The Platform Carrier shall provide identification in accordance with “Know Your Customer” industry standards, including without limitation valid passport identification of a primary administrator of the Platform Carrier who shall be an officer or director of the Platform Carrier, and of a second administrator who shall also be an officer or director of the Platform Carrier, and who together with primary administrator, shall be referred to as the “Platform Carrier Administrators”. The Platform Carrier Administrators shall be authorized to use the TessPay Platform and the Platform Carrier shall appoint one Platform Carrier Administrator as the single point of contact for TessPay. All notices pursuant to this Agreement and/or the Smart Contracts may be sent to such Platform Carrier Administrator. The Platform Carrier Administrators will in turn be authorized to grant or revoke access and set permissions to the TessPay Platform for authorized employees to perform certain functions.

(c)	Changes to the Platform Carrier Profile. All changes to the Platform Carrier’s profile on the TessPay Platform must be authorized by both Platform Carrier Administrators.

(d)	Interconnect with Third-Party Carriers. Initiate or accept an interconnection request from a carrier using an authorization code; designated as authorized for the origination or termination of calls or for both origination and termination.

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(e)	Creation of Smart Contracts for Wholesale Services. The Platform Carrier or a Third- Party Carrier shall input such information and do such things as are required on the TessPay Platform to generate a Smart Contract pursuant to which the Platform Carrier and a Third- Party Carrier are parties, including without limitation for each call route offered: the destination name, destination dial codes, billing increment, effective date, QoS (i.e. CLI/non-CLI), and rate (i.e., price per minute). In the header of the Smart Contract, the Platform Carrier shall assign the Selling Carrier and Buying Carrier; payment terms, and end date (if any).

(f)	Acceptance of Smart Contract. The Platform Carrier shall use the TessPay Platform to accept a Smart Contract generated by a Third-Party Carrier (or if the Platform Carrier generated the Smart Contract, the Third-Party Carrier will accept the Smart Contract) on the TessPay Platform for the provision of Wholesale Services and hereby expressly acknowledges that the TessPay Switch shall be used to populate data in, and to record minutes passing through all such Smart Contracts. The Platform Carrier further acknowledges that the TessPay Switch and information recorded on the TessPay Blockchain shall be definitive in respect of the end time and duration of the terminated calls, settlement terms, and payment obligations of all Smart Contracts. Call detail records (“CDRs”) will be applied to the Billing Cycle correlating to the end date time of the call.

(g)	Settlement of Smart Contract. The Platform Carrier agrees that all payments related to Smart Contracts shall be settled on the TessPay Platform in accordance with the provisions of the Smart Contract Carrier Services Agreement.

(h)	No Offsets. In addition to the foregoing, the Buying Carrier agrees that they shall have no right of set-off for amounts owing to the Selling Carrier pursuant to a Smart Contract whether or not such payment obligations were created pursuant to a Smart Contract or any other agreement among the Parties here.

2.4 Settlement of Smart Contracts.

(i)	Settlement Terms. All Smart Contracts, whether for the supply of Wholesale Services or financing arrangement as detailed below, will be settled pursuant to the CDRs produced by the TessPay Switch and billing system, a summary of which will be recorded on the TessPay Blockchain, and shall be paid in accordance with the terms of the Smart Contract Carrier Services Agreement, which includes the depositing of funds owing to the Platform Carrier into the TessPay Depository (as defined below), which will in turn credit the Platform Carrier s Wallet (as defined below). Once funds have been received, the TessPay Platform will not automatically transfer payments to the Third-Party Carriers to pay invoices due but shall request that the Platform Carrier direct payments on the TessPay Platform from the Platform Carrier Wallet to a designated Third-Party Carrier Wallet in accordance with such Smart Contract settlement terms.

(ii)	Settlement Timeline. All Smart Contract payment obligations shall be settled within twenty-four hours of their completion, in accordance with Coordinated Universal Time, and shall be settled into the Platform Carrier Wallet, net of fees payable to TessPay in accordance with this Agreement.

2.5 Financing of Wholesale Services and Smart Contracts.

(a)	Smart Contract Financing. All Origination Smart Contracts must be prepaid, either by a Platform Carrier, or a Platform Factor. A Platform Carrier shall prepay for an Origination Smart Contract by transferring funds from into an online account wallet set up for the Platform Carrier on the TessPay Platform (the “Platform Carrier’s Wallet”) to the online account wallet prepared for a particular Smart Contract (the “Smart Contract Wallet”), in such amount as is sufficient to satisfy the Smart Contract deposit requirements. The deposit of the required funds into the Smart Contract Wallet is a precondition to activating such Smart Contract.

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(i)	If the Platform Carrier desires to finance a Smart Contract that the Platform Carrier enters into, the Platform Carrier shall obtain financing for such Smart Contract from a Platform Factor. The Platform Factor shall transfer funds from its online account wallet (the “Platform Factors’ Wallet”) to the Platform Carrier’s Wallet.

(ii)	To obtain financing from a Platform Factor, the Platform Carrier shall accept financing terms offered by a Platform Factor. By accepting an offer from a Platform Factor, the TessPay Platform will generate a Smart Contract between the Platform Carrier and the Platform Factor. If the Platform Carrier does not wish to accept an offer from a Platform Factor, the Platform Carrier may propose new terms to the Platform Factor. The financing terms proposed by the Platform Carrier shall include without limitation, factoring fees, and financing amounts. Platform Factors may accept such terms pursuant to the TessPay Platform. Such acceptance of financing terms shall be recorded on the TessPay Blockchain and shall be conclusive evidence of the financing arrangement between the Platform Carrier and Platform Factor, which arrangement may be supplemented by a separate agreement between the Platform Factor and the Platform Carrier specifying the terms and conditions of the financing arrangement.

(iii)	Deposit of Funds to Platform Wallets. Funds deposited by a Platform Carrier, or a Platform Factor shall be deposited in an account maintained by TessPay (the “TessPay Depository” as set forth in Schedule “C” and may be amended from time to time) and shall be recorded in the respective Platform Carrier Wallets or Platform Factor Wallets. The Platform Carrier Wallets and Platform Factor Wallets may carry balances denominated in United States Dollars or Euros. In accordance with the financing arrangements agreed to between a Platform Factor and a Platform Carrier, funds may transferred by the TessPay Platform from the Platform Factor Wallet to the Platform Carrier Wallet and then to a Smart Contract Wallet to be distributed in accordance with a Smart Contract between the Platform Carrier and a Third-Party Carrier.

(iv)	Withdrawal of Funds from Platform Carrier Wallet. The Platform Carrier may request the withdrawal of funds from its Platform Carrier Wallet, and such funds shall be wired to the Platform Carrier within two (2) Business Days’ request.

2.6 Dispute Resolution

Any disputes among Platform Carriers, Third-Party Carriers and/or Platform Factors in respect of the matters set forth herein (a “Dispute”) shall be settled among such parties in accordance with dispute settlement procedures set out in Smart Contract Carrier Services Agreements and Platform Factor Agreements and no party shall make a claim against TessPay in respect of such Dispute. TessPay will participate as an intervener in any such Dispute to the extent required by the Smart Contract Carrier Services Agreement and Platform Factor Agreement.

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2.7 TessPay Fees

TessPay fees are charged only to the Selling Carrier in a Smart Contract, there are no fees to the Buying Carrier. When the Platform Carrier is a Selling Carrier to a Smart Contract, the Platform Carrier shall pay TessPay a fee equivalent to percentage of the aggregate face value of minutes passing through a Smart Contract (as further set forth in Schedule “B”). The Platform Carrier shall pay such Fee to TessPay upon settlement of each Smart Contract billing cycle, which amount shall be deducted from the Smart Contract balance. If the Smart Contract Wallet does not have sufficient funds to settle the Fee, such Fee shall be paid from the Platform Carrier Wallet. The Smart Contracts shall be programmed to affect such Fee payments automatically.

Article 3

REPRESENTATIONS AND WARRANTIES

3.1 Of TessPay

TessPay hereby makes the following covenants, representations and warranties to the Platform Carrier, and acknowledges that the Platform Carrier is relying upon such covenants, representations and warranties, as an inducement to enter into and consummate the transactions contemplated by this Agreement:

(a) TessPay:

(i)	is a corporation duly incorporated, organized, validly existing and in good standing under the laws of Delaware; and has the corporate power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by TessPay of this Agreement has been duly authorized by all requisite corporate action; neither the execution of this Agreement, nor the consummation of the transactions contemplated herein, violates, conflicts with or results in, or will violate, conflict with or result in, a breach by TessPay of the terms, conditions or provisions, as applicable, of its articles or other charter documents or by-laws or of any other agreement or undertaking to which it is a party or by which it is bound; there are no approvals, consents or waivers required to be obtained or applications required to be filed from or with any Person whatsoever under any agreement, document or licence in order to permit the transactions and use of the TessPay Platform as contemplated by this Agreement and the Smart Contracts;

(ii)	there is no claim, suit, action, investigation or proceeding pending or threatened against or otherwise involving TessPay (including, but not limited to, voluntary or involuntary bankruptcy or general assignment for the benefit of creditors or infringement of any third Person’s Intellectual Property Rights):

(A)	in connection with this Agreement or the Wholesale Services contemplated by this Agreement; or

(B)	that, if determined adverse to TessPay, would have a material adverse effect on the ability of TessPay to perform any of its obligations under this Agreement;

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(iii)	will, throughout the Term, enter into agreements with all Persons, whether employees, consultants, contractors or otherwise who are or will be involved in the utilization of the TessPay Platform and such agreements will contain specific confidentiality provisions and acknowledgments for the protection of the Platform Carrier’s confidential and proprietary business information; and

(iv)	will maintain the TessPay Platform in functional condition so that it functions in accordance with its specifications and this Agreement.

None of the foregoing representations, warranties, and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such representation, warranty or statement not misleading to the Platform Carrier.

3.2 Of the Platform Carrier

Platform Carrier hereby makes the following representations and warranties to TessPay, and acknowledges and agrees that TessPay is relying upon such covenants, representations and warranties, as an inducement to enter into and to consummate the transactions contemplated by this Agreement:

(a)	Platform Carrier will, at the time of its incorporation and throughout the Term: be a company duly incorporated and organized under the laws of _________ and will continuously have the power and authority to conduct its business and provide the Wholesale Services; and have the power and authority to execute, deliver and perform its obligations under this Agreement and the applicable Smart Contracts;

(b)	The execution, delivery and performance of this Agreement by the Platform Carrier does not and will not violate any applicable law, regulation, rule, judgment, decree, order or other requirement of any governmental authority having jurisdiction; and does not and will not constitute or result in any breach, default, acceleration or termination (with or without the giving of notice or passage of time) under its articles, by-laws or other charter documents or any agreement, licence, sub-licence, contract or other obligation of the Platform Carrier that would have a material adverse effect on the ability of the Platform Carrier to perform any of its obligations under this Agreement or any of the Smart Contracts;

(c)	This Agreement constitutes a legal, valid and binding obligation of Platform Carrier and will be enforceable against Platform Carrier in accordance with its terms; there are no approvals, consents or waivers required to be obtained or applications required to be filed from or with any Person whatsoever under any agreement, document or licence to permit the transactions and Wholesale Services contemplated by this Agreement and the Smart Contracts; there is no claim, suit, action, investigation or proceeding pending or threatened against or otherwise involving the Platform Carrier (including, but not limited to, voluntary or involuntary bankruptcy or general assignment for the benefit of creditors or infringement of any third Person’s Intellectual Property Rights): in connection with this Agreement or the Wholesale Services contemplated by this Agreement; or that, if determined adverse to the Platform Carrier, would have a material adverse effect on ability of the Platform Carrier to perform any of its obligations under this Agreement;

(d)	Platform Carrier will, throughout the Term, enter into agreements with all Persons, whether employees, consultants, contractors or otherwise who are or will be involved in the provision of the Wholesale Services and such agreements will contain specific confidentiality provisions and acknowledgments for the protection of TessPay s confidential and proprietary business information; and

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(e)	None of the foregoing representations, warranties, and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such representation, warranty or statement not misleading to TessPay.

3.3 Disclaimers

UNDER NO CIRCUMSTANCES WILL EITHER PARTY TO THIS AGREEMENT BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THE USE OR PERFORMANCE OF THE TESSPAY PLATFORM OR ANY DELIVERABLES ARISING THEREFROM EVEN IF THE PARTY SUFFERING SUCH DAMAGES HAS BEEN ADVISED OF THE POSSIBILITY OF SAME.

Article 4

LIMITATION OF LIABILITY

4.1 Limitation

THE TOTAL LIABILITY OF TESSPAY, UNDER THIS AGREEMENT ARISING FROM BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT OR ANY OTHER LEGAL THEORY WILL IN NO CIRCUMSTANCES EXCEED THE NET FEES (AFTER ALL PAYMENTS, DISCOUNTS AND OTHER EMOLUMENTS TO TESSPAY) EARNED BY TESSPAY DURING THE THREE (3) MONTH PERIOD IMMEDIATELY PRECEDING THE DATE WHEN THE CAUSE OF ACTION FIRST AROSE.

4.2 Indemnity

The Platform Carrier hereby indemnifies and shall save TessPay and its respective employees, officers, directors and agents (each a “Representative”) harmless from and against all claims, suits, losses, damages and costs suffered by, imposed upon or asserted against a Representative as a result of, in respect of, connected with, or arising out of, under or pursuant to, but without duplication: (i) any failure of the Platform Carrier to perform or fulfill its obligations pursuant to this Agreement or any agreement or understanding that is relevant to this Agreement, including Smart Contracts entered into by the Platform Carrier, (ii) any breach, inaccuracy, default or violation of any representation or warranty given by the Platform Carrier in this Agreement or any agreement or understanding that is relevant to this Agreement including Smart Contracts entered into by the Platform Carrier; or (iii) the Platform Carrier’s use of the TessPay Platform.

In the event that a claim is made against the Platform Carrier in respect of its Wholesale Services provided pursuant to the TessPay Platform, the Platform Carrier shall promptly give TessPay written notice of such claim.

4.3 Taxes

All payments to be made by TessPay pursuant to this Agreement shall be made without set off, compensation, deduction or counterclaim and without deduction for any taxes, levies, duties, fees, deductions, withholdings, restrictions or conditions of any nature whatsoever. If at any time any applicable law, regulation or international agreement requires TessPay to make any such deduction or withholding from any such payment, the sum due to the Platform Carrier in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, TessPay receives a net sum equal to the sum that it would have received had no deduction or withholding been required.

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Article 5

INTELLECTUAL PROPERTY PROTECTION

5.1 Acknowledgment

(a)	Title to the TessPay Platform and all software related to the TessPay Platform will remain at all times with TessPay;

(b)	The TessPay Platform and all software related to the TessPay Platform are trade secrets of TessPay; and

(c)	All Marks associated with the TessPay Platform are owned by Tess Pay Canada or its licensors and Platform Carrier has no rights of ownership therein or of use thereof except as granted in this Agreement.

5.2 Privacy Rights

The Platform Carrier acknowledges that TessPay is subject to statutory obligations respecting maintaining the privacy of the information of its Platform Carriers. The Parties agree to observe the provisions of the Delaware Online Privacy and Protection Act and all similar legislation applicable to the data collected and stored by TessPay and the Platform Carrier throughout the Term.

5.3 TessPay Marks and Notices

The Platform Carrier will not, nor will it permit others to, remove, alter, cover or obscure any Marks or proprietary or identifying notices or designations from any component of the TessPay Platform.

5.4 Treatment of Confidential Information

(a)	The Platform Carrier acknowledges that the Platform Carrier shall not receive information regarding the identity of users of the TessPay Platform other than the identity of the party with which it has entered into Smart Contracts with.

(b)	Notwithstanding Section (a), each Party acknowledges that in the course of carrying out, performing and fulfilling its responsibilities to the other Parties it has had and will have access to and will be entrusted with confidential and proprietary information of a party with which it has entered into a Smart Contract on the TessPay Platform. The Platform Carrier will only use Confidential Information as needed in the performance of its duties as set out in this Agreement and for no other purpose. During the term of this Agreement and at all times thereafter, each Platform Carrier will maintain the confidential nature of the Confidential Information of each of the other Parties and will not directly or indirectly use or disclose, or permit others to use or disclose, allow access to, transmit or transfer such Confidential Information, or any part thereof, to any Person. The Platform Carrier acknowledges that it will not acquire any right, title or interest in or to any other Party’s Confidential Information even if it was developed by the acknowledging Party.

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(c)	Without limiting the generality of Section 5.4(a), each Party will use the Confidential Information of another Party only for the purposes contemplated by this Agreement. The Recipient will use reasonable efforts not less rigorous than those required under TessPay s standard confidentiality procedures to ensure that the Confidential Information of the Disclosing Party is not disclosed, published, released, transferred or otherwise made available in any form to, for the use or benefit of, any third Person except as provided in this Section 5.4 without such Disclosing Party’s approval, which may be unreasonably withheld. The Recipient will, however, be permitted to disclose relevant aspects of the Disclosing Party’s Confidential Information to its officers and employees to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement; provided, however, that the Recipient will take all reasonable measures to ensure that Confidential Information of the Disclosing Party is not disclosed in contravention of the provisions of this Agreement. The Recipient will also be permitted to disclose relevant aspects of the Disclosing Party’s Confidential Information to its professional advisors, sub-contractors, suppliers and agents on such terms that are reasonable considering the sensitivity of the Confidential Information, legal requirements and the identity of the disclose, which terms will at least include the requirement set out in this Section 5.4. The obligations in this Section 5.4 will not restrict any disclosure by either Party pursuant to:

(i)	any applicable law;

(ii)	by order of any court of competent jurisdiction or government agency;

(iii)	disclosure as is required as part of the Dispute resolution process contemplated by this Agreement; or

(iv)	disclosure as is required in the course of judicial proceedings to enforce rights and/or remedies under this Agreement, providing that the Disclosing Party has taken all reasonable steps to obtain a judicial order to close such proceedings and files relating to such information to all Persons other than the parties thereto, unless such process has been waived in writing by the Party whose Confidential Information is to be disclosed,

(v)	provided that the Disclosing Party will endeavour to give prompt notice to the Recipient of any such requirement to disclose.

(d)	The Parties expressly acknowledge and agree that Confidential Information and information regarding Wholesale Services, including destinations, dial codes, call rates, and call durations shall be stored and imbedded onto the TessPay Blockchain, but will not be visible to carrier that are not a party to the Smart Contract.

5.5 Exception

Notwithstanding the provisions of Section 5.4 or any other provision of this Agreement, the Parties may:

(a)	refer generally to the existence of this Agreement and the type of commercial relationships created hereby;

(b)	disclose the specific terms of this Agreement in connection with significant transactions involving the Recipient to other potential parties to such transactions or their professional advisors, provided that such other Party will not be permitted to retain any copies of this Agreement, to disclose such information to any other Person or to use such information other than in connection with any such significant transaction, and provided further that such potential parties to the transactions are not competitors of the other Party hereto or its Affiliates; and

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(c)	reuse, in the ordinary course of business, the text of this Agreement as a precedent or template, provided that any material that may provide information as to the identity of the Parties or any of them will be removed prior to such reuse. Notwithstanding the foregoing, no Party will disclose that such material originated from its relationship with another Party and will take reasonable steps to remove any information from such material that is commercially sensitive or that would allow a Person to conclude that such material originated from the relationship of the Parties.

5.6 Third-Party Rights

No Party will disclose to another any know-how, system or information in contravention of any non- disclosure obligation binding on the Disclosing Party. Further, no Party will knowingly make available to another Party any know-how, system or information in contravention of the Intellectual Property Rights of any third Person.

5.7 Maintenance

TessPay will exercise reasonable commercial efforts to keep the TessPay Platform running continuously for the purposes of this Agreement. However, the Platform Carrier acknowledges that from time to time, TessPay will be required to perform routine Maintenance, upgrades, and other required or fortuitous events. These events generally will not occasion an interruption in service; further planned events will be announced sufficiently in advance of their application to give reasonable notice to users of the TessPay Platform.

5.8 Force Majeure

(a)	No Party will be liable for a failure or delay in the performance of its obligations pursuant to this Agreement, including a failure or delay of TessPay or the Platform Carrier in respect of the provision of the TessPay Platform and the temporary inability of TessPay or the Platform Carrier to implement disaster recovery plans, provided that such failure or delay:

(i)	cannot reasonably be circumvented by the non-performing Party through the use of alternate sources, work around plans or other means; and

(ii)	such failure or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions, strikes, lock outs or labor disruptions or revolutions in the United States of America, or any other causes beyond the reasonable control of such Party, (each, a “Force Majeure Event”), but it is mutually acknowledged that impecuniosity or inability to pay is not a Force Majeure Event. Upon the occurrence of a Force Majeure Event, the non-performing Party will be excused from any further performance of those of its obligations pursuant to this Agreement affected by the Force Majeure Event only for so long as:

(A)	such Force Majeure Event continues and for so long after as the affected Party may reasonably require alleviating the effect of the Force Majeure Event; and

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(B)	such Party continues to use commercially reasonable efforts to recommence performance whenever and to whatever extent possible without delay.

(b)	A Party delayed by a Force Majeure Event will:

(i)	promptly notify the other Parties by telephone or e-mail (to be confirmed in writing within three (3) days of the inception of such delay) of the occurrence of a Force Majeure Event, and

(ii)	describe in reasonable detail the circumstances causing the Force Majeure Event.

(c)	The occurrence of a Force Majeure Event in respect of another Platform Carrier of TessPay will not constitute a Force Majeure Event under this Agreement, but the failure or partial failure of external, third Person telecommunications or other external digital systems or systems dependent upon other external digital systems such as, for example only, any public utility or service provided by any third Person, not being a part of the TessPay Platform, will be deemed to constitute a Force Majeure Event.

Article 6

DISPUTE RESOLUTION PROCEDURES

6.1 Definitive Information

The Platform Carrier acknowledges and agrees that all Smart Contract settlements on the TessPay Platform and the information collected pursuant to the TessPay Switch and recorded on the TessPay Blockchain are definitive and is not subject to Dispute.

Any dispute, controversy, claim, question or difference (a “Dispute”) between TessPay and the Platform Carrier, other than as set forth above, relating to this Agreement or the matters contemplated hereunder will be resolved in accordance with the provisions of this Article 6.

6.2 Initial Resolution Method

If a Dispute cannot be resolved at the level of the representatives of the Parties who deal with their day-to- day interaction, the Dispute will be escalated to a meeting of the primary Platform Carrier Administrator and a representative of TessPay. If such Persons are unable to resolve the Dispute within five (5) Business Days after referral of the matter to them, the Parties will submit the Dispute for resolution pursuant to Section 6.3.

6.3 Resolution of Unresolved Disputes

If any Dispute is not resolved pursuant to Sections 6.1 and 6.2, either Party may, within thirty (30) Business Days after the completion of the procedure set forth in Section 6.2, initiate the Dispute resolution proceedings contemplated under Section 6.4.

6.4 Arbitration

If the Dispute cannot be settled within a period of thirty (30) days (or such longer period as agreed to by the Parties), the Dispute will be referred to, and conclusively settled pursuant to the rules and procedures of the American Arbitration Association.

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6.5 Equitable Remedies

For greater certainty, nothing in this Article 6 will delay or prevent either Party from taking, or require either Party to take, any steps prior to taking action to seek an interim and interlocutory equitable on notice or ex parte, to enforce any provision herein to protect Intellectual Property Rights, data or other Confidential Information, or to require the specific performance of functions critical to the business of the Party seeking such remedy.

6.6 Confidentiality

The Parties agree that the existence of any Dispute being resolved under this Article 6 and any steps or proceedings taken by the Parties in connection therewith will be deemed to be Confidential Information of the Parties, except to the extent that disclosure of such information is necessary in connection with proceedings instituted in the arbitration, in accordance with Sections 6.4 and 6.5. With respect to any proceedings to obtain an equitable remedy as contemplated under Section 6.5, the Parties will take all reasonable steps to minimize public disclosure of the nature of the Dispute.

Article 7
TERM AND TERMINATION

7.1 Term

The term of this Agreement (the “Initial Term”) will be for a period of one (1) year commencing on the date hereof subject to earlier termination in accordance with the provisions hereof. The Agreement shall automatically renew for one (1) year periods after the Initial Term unless otherwise agreed to by the Parties in writing, any such additional period of time to be referred to as a “Renewal Term”. The Initial Term of this Agreement and any and all Renewal Terms are herein collectively referred to as the “Term”.

7.2 Termination

Either Party may terminate this Agreement on thirty (30) days’ notice for an Event of Default by the other Party or, where the Event of Default is non-payment to TessPay, upon five (5) days’ notice.

7.3 Notice of Termination

Any termination hereof will be by written notice of the terminating Party to the other Party. Such notice will state the Event of Default pursuant to which termination may occur.

7.4 Events Upon Termination or Expiry

Upon the termination or expiry of this Agreement for any reason:

(a)	Platform Carrier will immediately deliver up to TessPay all TessPay’s Confidential Information, and will not retain any copies thereof; and

(b)	notwithstanding such termination or expiry, each Party will remain liable to the other in accordance with the provisions hereof for any liability, breach or Default arising hereunder or pursuant to any Smart Contracts prior to such termination or expiry.

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Article 8

EVENTS OF DEFAULTS

8.1 Default by TessPay or the Platform Carrier

The occurrence of any one or more of the following events will constitute a Default by either Party, as the case may be, under this Agreement but will not be considered an Event of Default if such Default is remedied prior to the expiry of the relevant notice period (if any) and the relevant cure period (if any) applicable to such Default as hereinafter set out:

(a)	if either Party fails, in any material respect, to perform or observe any of its material obligations under this Agreement and such failure continues unremedied for a period of ten (10) days following notice thereof (giving particulars of the failure in reasonable detail) from either Party to the other Party hereto, as the case may be, or such longer period as may be reasonably necessary to cure such failure (if such failure is capable of being cured); provided that:

(i)	the defaulting Party, as the case may be, proceeds with all due diligence to cure or cause to be cured such failure; and

(ii)	its proceedings can be reasonably expected to cure or cause to be cured such failure within a reasonable time frame acceptable to the non-defaulting Party, acting reasonably, provided that Defaults relating to failures that are incapable of being cured will not give rise to a right to terminate this Agreement if the defaulting Party proceeds with all due diligence to prevent such failures from recurring and the defaulting Party’s proceedings can reasonably be expected to prevent such failures from recurring within a time frame acceptable to the non- defaulting Party, acting reasonably;

(b)	if the Platform Carrier misuses a TessPay Mark or other Intellectual Property Rights of TessPay and fails to cure such misuse within five (5) Business Days of the sending of notice of Default;

(c)	if:

(i)	any proceedings are commenced or taken for the dissolution, liquidation or winding-up of either Party or for the suspension of operations of either Party; or

(ii)	a decree or order of a court having jurisdiction is entered adjudging a Party bankrupt or insolvent, or approving as properly filed a petition seeking a winding- up or arrangement or compromise of a Party under the Delaware Code Title 8, Chapter 1, Subchapter X or any other bankruptcy, insolvency or analogous law or if a trustee, receiver, receiver and manager, interim receiver, monitor, custodian or other Person with similar powers is appointed in respect of a Party or in respect of all or a substantial portion of its property or assets; or

(iii)	this Agreement will be deemed to have been terminated in accordance with the provisions of Section 7.2 promptly on the occurrence of any such event; or

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(iv)	there is a change in the financial condition, business or affairs of TessPay or the Platform Carrier that has a material and adverse effect on the ability of TessPay or the Platform Carrier to meet its obligations under this Agreement.

8.2 Remedies

Upon the occurrence of an Event of Default by either Party under this Agreement, the non-defaulting Party may do any or all the following, as the case may be, in its sole and absolute discretion but subject to Article 6 hereof, will determine:

(a)	except as expressly specified otherwise in Section 8.1, terminate this Agreement in accordance with the provisions of Section 7.2 hereof; and

(b)	exercise any of its other rights and remedies provided for hereunder or otherwise available to it at law or in equity.

8.3 Remedies Independent

Subject to Article 6 and any other provisions to the contrary herein, each Party hereto may, in its sole discretion, exercise any right or recourse and/or proceed by any action, suit, remedy or proceeding against a defaulting Party, authorized hereunder or permitted by law and may proceed to exercise any and all rights hereunder and no remedy for the enforcement of the rights of the non-defaulting Party will be exclusive of any other rights or remedies provided hereunder or at law or in equity or be dependent upon any such right or remedy and any one or more of such rights or remedies may from time to time be exercised independently or in combination.

Article 9

GENERAL

9.1 Notice

Any notice to be given in respect of this Agreement or a Smart Contract, will be in writing, including by e- mail, and delivered by personal delivery or electronic means. The addresses for services of such notices are as follows:

If to TessPay:

9160 Forum Corporate Parkway, Suite 350

Fort Myers, FL 33905

Attn: Jeff Mason, CEO

Email: [*]

If to the Platform Carrier

Email:

or such other address that the addressee may from time to time have notified the addressor. A notice will be deemed to have been sent and received on the day it is delivered personally or by courier, or on the day on which transmission is confirmed, if by email.

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9.2 Waiver and Amendment

No delay or omission by either Party to exercise any right or power it has under this Agreement or to object to the failure of any covenant of any other Party to be performed in a timely and complete manner, will impair any such right or power or be construed as a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the Party waiving its rights. No waiver, amendment or other modification of this Agreement will be effective unless in writing and signed by each Party to this Agreement.

9.3 Invalidity

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable in any respect, then the remaining provisions of this Agreement, or the application of such provisions to Persons or circumstances other than those as to which it is invalid or unenforceable will not be affected thereby, and each such provision of this Agreement will be valid and enforceable to the extent granted by law.

9.4 Assignment of Invoices

The Platform Carrier acknowledges and consents to the assignment and sale of invoices pursuant to Smart Contracts by the Platform Carrier to a Platform Factor in respect of Smart Contracts purchased by such Platform Factor. The assignment will be clearly printed on each of the invoices.

9.5 Assignment of this Agreement

The Platform Carrier may not assign this Agreement or any of the Smart Contracts without the consent of TessPay and any other person that is party to or a participant in such Smart Contracts, which consent may be withheld arbitrarily.

TessPay may assign this Agreement, without the consent of the Platform Carrier provided that such assignment is made to an Affiliate or to any successor in a merger or acquisition of TessPay or such Affiliate.

9.6 Entire Agreement

This Agreement together constitute the entire agreement among the Parties with respect to the subject matter hereof. There are no other understandings, agreements, representations or warranties except as herein expressly set forth in this Agreement.

9.7 Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to principles thereof regarding conflict of laws.

9.8 Jurisdiction

Subject to the provisions herein for Dispute resolution, the Platform Carrier hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement or any of the agreements, documents or instruments delivered in connection herewith may be brought in the state and federal courts located in the State of Delaware that TessPay may elect (PROVIDED THAT PLATFORM CARRIER ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE STATE OF DELAWARE), and, by execution and delivery hereof, the Platform Carrier accepts and consents to, generally and unconditionally, the jurisdiction of the aforesaid courts and agrees that such jurisdiction shall be exclusive, unless waived by TessPay in writing, with respect to any action or proceeding brought by the Platform Carrier against TessPay. Nothing herein shall limit the right of TessPay to bring proceedings against the Platform Carrier in the courts of any other jurisdiction. The Platform Carrier hereby waives, to the full extent permitted by law, any right to stay or to dismiss any action or proceeding brought before said courts on the basis of forum non conveniens.

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9.9 Waiver of Jury Trial

EACH OF TESSPAY AND THE PLATFORM CARRIER HEREBY WAIVES, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND ANY RELATED AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

9.10 Enurement and Binding Effect

This Agreement and, as applicable, the Smart Contracts, will enure to the benefit of and be binding upon the Parties hereto and their respective permitted successors and assigns.

9.11 Survival

The sections of this Agreement that, by their terms or by implication, are intended to survive the termination hereof will survive such termination.

9.12 Counterparts

This Agreement may be executed in any number of counterparts, all which taken together will constitute one single agreement between the Parties. This Agreement may be executed by facsimile signature, and the Parties agree that delivery of this Agreement by facsimile transmission will constitute valid and effective delivery.

[signature page follows]

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IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be signed, sealed and delivered by their respective authorized signatories as of the date first written above.

TESSPAY, INC.

Per:	Jeff Mason
CEO

Per:

- Signature Page to TessPay Platform Agreement –

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SCHEDULE A

DESCRIPTION OF TESSPAY PLATFORM

TessPay Platform Overview

(a)	the processing of Wholesale Services and Smart Contracts in accordance with the TessPay Switch;

(b)	the settlement of Wholesale Services and Smart Contracts with the Platform Carrier, Third-Party Carriers and/or a Factor in accordance with this Agreement and the Smart Contract Carrier Services Agreement;

(c)	the processing and settlement of financing of Smart Contracts by a Factor in accordance with this Agreement and the Smart Contract Carrier Services Agreement;

(d)	applications management;

(e)	Maintenance of the TessPay Platform;

(f)	database management;

(g)	managed security and firewall services;

(h)	load balancing across multiple data center locations, if applicable;

(i)	backup and restore of databases; and

(j)	monitoring and reporting.

The TessPay Platform is a Blockchain-based payment settlement system for Wholesale Telecom Services, catering to two categories of users: Carriers and Factors. The overall objective of the TessPay Platform is to provide payment assurance and liquidity, lower costs, and speed of settlement. Automated daily settlements guarantee all carriers are paid on time, every time. For the Carrier, the TessPay Platform provides processes to easily interconnect with other Carriers, for the purpose of delivering Wholesale Telecom Services at given rates for given routes for a given time period and provides features that allows a Selling Carrier to obtain funds from a Factor to facilitate the financing of Wholesale Telecom Services. For Factors, the TessPay Platform provides processes to securely and efficiently loan funds to Carriers for the performance of Wholesale Telecom Services pursuant to a TessPay Smart Contract.

The TessPay Platform provides various important controls, such as daily settlement, TessPay Switch configuration controls, and the use of Smart Contract Blockchain Wallets, to ensure that funds associated with a contract are directed for the purpose for which they were intended. Collectively such controls are referred to as a “Smart Contract.” The TessPay Platform is accessed through the online TessPay Portal. The TessPay Portal allows a Carrier to set up an account on the TessPay Platform and connect to other Carriers from a technical and business perspective. A Carrier will set up a Smart Contract with another Carrier and provide financing for the Smart Contract with its own funds or with funds arranged with a Factor. A Factor can execute the terms of a Platform Factoring Agreement via the TessPay Portal and can advance and collect funds in accordance with the terms of that Agreement through interaction with the TessPay Portal.

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The TessPay Portal permits the configuration of a TessPay Switch in accordance with the terms of a Smart Contract. The TessPay Portal orchestrates daily settlement and controls the TessPay Switch configuration, allowing VOIP traffic to flow in accordance with the terms of the Smart Contract, and updates the TessPay Blockchain with financial transaction information. The TessPay Blockchain records the creation of a Smart Contract among Carriers and keeps track of contractual transactions among such Carriers, such as daily traffic usage charges for the Buying Carrier, and factor fees paid by the Selling Carrier to its Factor for such Smart Contract.

The TessPay Switch controls and records call flows, reporting such activity to the TessPay Portal which in turn ensures contract limits are enforced, and shuts down call traffic if usage exceeds the bounds set in a Smart Contract. Data collected by the TessPay Switch is used by the TessPay Billing System to generate invoices that are then used in the TessPay Platform daily settlement processes.

Smart Contract Funding and Settlement Overview

The Selling Carrier provides VOIP termination to the Buying Carrier in return for usage fees.

In the provision of Wholesale Services, the Selling Carrier typically collects payments only after having provided usage minutes to the Buying Carrier. Often there is considerable time between the use of purchased minutes and the payment for such purchased minutes to the Selling Carrier. The TessPay Platform will raise daily invoices to the Buying Carrier on behalf of the Selling Carrier for the value of minutes transacted and such Invoices will be purchased by the Factor with payment therefor made on the Invoices due date. Using the TessPay Platform, a Factor will be able to securely purchase invoices pursuant to a Smart Contract that the Selling Carrier makes with the Buying Carrier and the Selling Carrier will be able to receive daily advances on the value of services provided to the Buying Carrier.

The sequence of cashflow related events is as follows:

1.	A Factor has money in its TessPay Wallet, after depositing funds to TessPay via bank wire transfers.

2.	Carriers enter into a Smart Contract, and the Selling Carrier has arranged the purchase of invoices by a Factor.

3.	The Factor approves the creditworthiness of the Buying Carrier and reviews the terms of the Smart Contract between the Buying and Selling Carrier,

4.	The Smart Contract is approved by the Factor; the Factor advances funds to the Selling Carrier as provided in the Smart Contract.

5.	The Selling Carrier’s Wallet is credited with funds, which are then deposited to a Smart Contract Wallet for daily disbursement in accordance with the daily settlement process and in accordance with the terms of the Smart Contract.

6.	The daily settlement process determines the amounts that will be invoiced to the Buying Carrier on behalf of the Selling Carrier by the TessPay Platform (in accordance with the Smart Contract terms);

As part of this process, TessPay directs funds contained within the Smart Contract Wallet to be released to the Selling Carrier based on the actual VOIP traffic sent by the Buying Carrier and recorded on the TessPay Switch and Billing System.

This settlement process occurs daily until the Contract Wallet funds are exhausted or the Smart Contract has reached its expiry date, at which point the Smart Contract Wallet close-out process is run.

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Funds that have been accrued by the Selling Carrier can be withdrawn from the Selling Carrier Wallet by bank transfer arranged through TessPay.

The Factor recovers its purchase price plus factor fees on each purchased invoice once the Buying Carrier has paid all owing invoices for VOIP traffic used during the course of the Smart Contract.

The Factor can withdraw their funds from its Wallet by bank transfer arranged through TessPay.

TessPay Platform Features

The TessPay Platform is comprised of four main elements:

1.	TessPay Portal

●	Online system accessed via web browser, Smart Phone App, or API.

●	Carrier and Factor interaction with the TessPay Platform.

2.	TessPay Switch

●	Voice over internet protocol hardware and software permitting the exchange of calls between Carriers on the TessPay Platform in respect of the delivery of Wholesale Telecom Services.

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3.	TessPay Billing System

●	Billing and Reporting System integrated with the TessPay Switch that manages call authorization, stores and rates CDRs, creates invoices, and generates a variety of standard and customized reports.

4.	TessPay Blockchain

●	The TessPay Blockchain is a private, permissioned Hyperledger Fabric Blockchain hosted on the IBM dedicated Blockchain cloud. Smart Contracts, Carrier and Factor Wallets, Invoices, settlements, deposits, and withdrawals are all recorded on the Blockchain in real time.

TessPay Platform Processes and Functions

The TessPay Platform provides or manages the following functions and processes:

1.	Provide Registration functionality

●	All Carriers and Factors are required to sign a Platform Services Agreement and register to use the TessPay Platform. Registration is affected by accessing the TessPay Portal and establishing a Carrier or Factor Account. To do so, the Carrier or Factor has to establish and confirm certain credentials on the TessPay Portal, and after confirmation, set up a Carrier or Factor profile which includes business, banking and other financial information, often referred to as Know Your Customer (KYC) information.

2.	Provide Technical Information

●	All Carriers that will originate or terminate calls to or from the TessPay Platform must provide authorized origination and or termination IP addresses. The IP addresses can be a single IP (with netmask /32) or a block (/29, /28, /24 etc.).

●	Alternatively, a Carrier may indicate that they will only send and receive traffic using its virtual TessPay Switch; in this instance, TessPay IP addresses will be assigned to each Carrier.

3.	Enable Carrier Interconnect

●	Once Technical Information for a given Carrier has been established, the Carrier may identify other Carriers who have also entered the necessary Technical Information and seeks to establish a direct business connection with such Carriers.

4.	Enter into Smart Contracts

●	Once an Interconnection has been established between Carriers, such Carriers can enter into Smart Contracts with each other supported by underlying Smart Contract Carrier Services Agreements.

●	Typically, the Selling Carrier will initiate the signing of the Smart Contract Carrier Services Agreement and creation of a Smart Contract by making an offer to the Buying Carrier. The Selling Carrier will define the terms of the Smart Contract, assigning the Buying and Selling Carriers, payment terms, and end date (if any); and for each call route offered: the destination name, destination dial codes, billing increment, effective date, QoS (i.e. CLI/non-CLI), and rate (i.e., price per minute).

●	The Buying Carrier will receive notice of a new Smart Contract offer, and will have three options: Accept, Modify, Reject. If accepted, the contract will be confirmed and published to the TessPay Blockchain. If modified, the Smart Contract will be returned to the Selling Carrier and they will be presented with the same three options; the process repeats until both parties have accepted the contract. If rejected, the Smart Contract is marked as invalid and cannot be further modified for acceptance.

5.	Fund Origination Smart Contracts

●	All Origination Smart Contracts require funding (prepayment) prior to the commencement of traffic. An Origination Contract is defined as a Smart Contract for which the Buying Carrier is sending traffic from a non-TessPay IP address. All other Smart Contracts do not require funding, as they are in effect already prepaid by virtue of the fact that traffic can only be delivered to these contracts if it has originated from an Origination Smart Contract, which was prepaid, and at the time the traffic was accepted had a positive deposit balance within the Smart Contract Wallet.

●	An Origination Smart Contract can be funded either by the Buying Carrier, or by a Factor on behalf of the Buying Carrier.

(i)	If the Origination Smart Contract is to be funded by the Buying Carrier, the Buying Carrier simply transfers funds from its Wallet to the Wallet of the Smart Contract it wishes to fund. Once the initial deposit is made, the traffic pursuant to the Smart Contract between the Selling and Buying Carrier may commence; it is the responsibility of the Buying Carrier to maintain a positive Origination Smart Contract Wallet balance.

(ii)	If the Origination Smart Contract is to be funded by a Factor, the Selling Carrier enters into a Platform Factoring Agreement to sell its invoices to a Factor, whom is purchasing the invoices issued to the Buying Carrier by the Selling Carrier to provide security for the loan. Once a Factor and Selling Carrier agree to financing terms, the traffic pursuant to the Smart Contract between the Selling and Buying Carrier may commence, and funds will be directed in accordance with the factoring arrangements agreed to by the Factor and the Selling Carrier. Funds obtained by the Selling Carrier from the Factor are initially transferred from the Factor Wallet to the Selling Carrier Wallet (at this point Factor interest accrues on such transferred/borrowed funds) and then subsequently, although in real time, such funds are transferred to the Smart Contract Wallet established in the TessPay Blockchain to disburse such funds in accordance with the terms and conditions of the Smart Contract.

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6.	Configure TessPay Switch

●	The TessPay Platform provides each carrier its own virtual TessPay Switch. TessPay utilizes a fully featured Cataleya softswitch. Carriers will have access to all features and functions that are customary for a modern softswitch in the industry. Technical interconnection between Carriers to complete VOIP calls for the Carrier parties in accordance to the terms of a Smart Contract, Smart Contract terms (rates, routes, effective dates), and Routing, are all programmed into the TessPay Switch through the TessPay Portal.

●	The TessPay Switch and Billing System records and controls the flow of calls through the TessPay Switch and notifies parties to a Smart Contract if additional funds are necessary to top up a Wallet (which may automatically be provided if defined in the Smart Contract) in respect of such Smart Contract. If funds are not available to “top up” a Wallet in these circumstances, the TessPay Switch will block further traffic usage.

●	At the end of each daily period, the TessPay Switch reports rated traffic and Carrier balances to the TessPay Platform, which triggers a daily settlement process.

7.	Run Daily Settlements

●	The TessPay Billing System generates invoices for a Buying Carrier on behalf of the Selling Carrier, based on the actual amount of traffic used by the Buying Carrier during that preceding 24-hour period.

●	The TessPay Platform ensures that on a daily basis appropriate funds are disbursed from the Smart Contract Wallet to the Selling Carrier for the invoiced amount. The TessPay Platform ensures that a Selling Carrier pays factoring fees on the Invoices Due Date to the Factor for money that the Selling Carrier has borrowed to fund a Smart Contract and ensures that the TessPay Fees are paid.

●	When the date of expiry of the Smart Contract is reached, or when one of the parties to the Smart Contract terminates the contract _ whichever occurs first _ the TessPay Platform manages the termination of the Smart Contract Wallet and returns any unused funds to the party that advanced the funds.

(i)	If funds were advanced by the Buying Carriers, funds are returned to the Buying Carrier Wallet.

(ii)	If funds were advanced by the Selling Carrier pursuant to a Factoring Agreement, funds are returned to the Selling Carrier Wallet, and then as an immediate final step, transferred from the Selling Carrier Wallet to the Factor Wallet.

8.	Provide Reporting

●	The TessPay Billing System provides all standard reports as is customary in the industry, as well as the ability to create an unlimited number of custom reports.

●	The TessPay Billing System has been designed to identify patterns of irregular traffic and will flag such patterns for action by Carriers.

●	The TessPay Billing System also provides the Factor with tools to measure invoice purchase performance on Smart Contracts that Factor has funded.

9.	Provide Treasury functions

●	Deposits to the TessPay Platform must be sent to the TessPay depository Wire Transfer, ACH (US only), or PayPal to the coordinates below. Funds will be credited to the Carrier or Factor Wallet no later than 24 hours after receipt.

(i)	Wire Transfer _ see TessPay Portal for details.

(ii)	ACH details _ see TessPay Portal for details.

(iii)	PayPal _ [*]

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●	Withdrawals can be requested at any time for positive Wallet balances and will be entered for delivery no later than 24 hours after receipt. Value dates will depend on time of entry and destination bank country. Generally, wires to North America and Europe will arrive the same Business Day, and all others the next Business Day.

10.	Provide Security features

●	Sign-in requires two-factor-authentication (2FA).

●	All sensitive information such as authorized IP addresses, bank account details, and user permissions may only be added or modified by an administrator and confirmed by the second administrator; thereby preventing common social engineering fraud tactics.

●	Smart Contracts use active rates and date of expiry of Smart Contract to ensure contract rate date currency.

●	New or amended rates, or rate renewal only applies with agreement of both parties (via Smart Contract Addendum) in whole or part.

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SCHEDULE B

TESSPAY FEES

Definitions

The following terms, when used in this Schedule referred to herein have the following meanings:

A.	“Origination Smart Contract” means a Smart Contract whereby the Buying Carrier is sending traffic to the TessPay Switch from an external non-TessPay IP Address (e.g., traffic ingresses the TessPay Switch from a TIER 1 Platform Carrier);

B.	“Standard Smart Contract” means a Smart Contract whereby the Buying Carrier is sending traffic to the Smart Contract from another TessPay Smart Contract;

TessPay Fee Schedule

1.	Origination Smart Contract

●	Terminated to a Standard Smart Contract:	0.15%
●	Terminated Externally to TessPay:	0.3%

2.	Standard Smart Contract

●	Terminated to a Standard Smart Contract:	0.25%
●	Terminated Externally to TessPay:	0.4%

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SCHEDULE C

TESSPAY DEPOSITORY

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